Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Fourth Quarter 2022 Results
Fourth Quarter 2022 Comparable Restaurant Sales Growth of 11.0% vs. Fourth Quarter 2021
January 2023 Comparable Restaurant Sales Growth of 10.2% and Positive Comparable Transaction Growth vs. January 2022

DALLAS, Texas – (Business Wire) – March 2, 2023 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® restaurant brand, today reported results for the 13-week fourth quarter, which ended on January 1, 2023, and provided a business update related to current operations.
Fiesta Interim Chief Executive Officer Dirk Montgomery said, "During the fourth quarter, we continued the double-digit comparable restaurant sales momentum from the third quarter with improved margins while continuing to make progress on the key priorities we communicated previously, including ongoing increases in operations staffing levels and tangible headway on G&A expense reduction."

Montgomery added, "As discussed in prior quarters, we are intensely focused on transaction growth. We are pleased that the decline in year-over-year comparable transactions, which had slowed in previous quarters and reached -2.4% in December, turned positive to modest year-over-year transaction growth at the start of 2023, and further improved in fiscal February month-to-date. In addition, early 2023 transaction momentum has been strong in our key South Florida markets, which are generating positive transaction growth in 2023 vs. 2022 year-to-date."

Montgomery added, "Fourth quarter 2022 loss from operations was $4.4 million and (4.5%) of restaurant sales compared to a loss from operations in the fourth quarter 2021 of $7.1 million and (8.0%) of restaurant sales. The decrease in loss from operations was primarily driven by increased revenue partially offset by increased commodity costs and restaurant operating expenses."

Montgomery further commented, "Similar to the third quarter 2022, we generated continued year-over-year growth in Restaurant-level Operating Profit(1) a non-GAAP financial measure, driven by our comparable sales growth and targeted margin improvement actions. Restaurant-level Operating Profit Margins of 16.2% improved vs. third quarter 2022 restaurant-level operating margins of 14.1% and vs. fourth quarter 2021 restaurant-level operating margins of 14.3%. Pricing originally targeted for December 2022 was deferred to allow us to obtain additional marketing insights and competitive benchmarks that support selective pricing action that will now be taken in March 2023. This year we are targeting restaurant-level operating margins of 18% on a run rate basis through the combination of continuing transaction growth and pricing."

Montgomery added, "After transitioning to the interim CEO role in December, I moved quickly to ensure that we maintained momentum while sharpening our focus on operations excellence and the opportunities that we believe will have the biggest impact on transaction growth and margin expansion. We have developed four key themes to guide our revised strategic focus - all still aimed at growing traffic and improving margins but with a more focused and disciplined approach: 1) Building operations excellence; 2) Creating a great guest experience across all channels; 3) Enhancing the Pollo Tropical brand; and 4) Developing great teams."

Montgomery further commented, "We also continued our ongoing progress during the fourth quarter on two other key strategic initiatives. Our refresh/remodel program is generating a consistent sales lift(2) in comparison to Pollo Tropical local market unit restaurant sales trends, and we completed 32 refreshes and remodels through the end of the fourth quarter. In addition, we are realizing G&A efficiencies through the implementation of a number of initiatives including accounting outsourcing and downsizing of the Dallas office completed in February 2023 and service vendor renegotiations. Those initiatives are expected to meaningfully contribute toward our target of reducing our G&A expense run rate to 8.5% to 9.0% of restaurant sales."

Montgomery concluded, "Our leadership team looks forward to building on the momentum we established in 2022. Going forward, we expect our more focused approach to accelerate ongoing traffic growth across all channels while we also take action to improve margins."

_____________________________
(1)Formerly Restaurant-Level Adjusted EBITDA. See non-GAAP reconciliation table below.
(2)Sales lift on refreshed units based on sales in the respective units for 4-weeks prior to the commencement of the project compared to the sales after reopening the unit for full operations, excluding units with non-recurring events impacting the comparability of the unit's respective results.

Fourth Quarter 2022 Financial Summary

•Total revenues from continuing operations increased 9.3% to $97.6 million in the fourth quarter of 2022 from $89.3 million in the fourth quarter of 2021;
•Comparable restaurant sales at Pollo Tropical increased 11.0% in the fourth quarter of 2022 compared to the fourth quarter of 2021;
•Net loss of $(4.1) million, or $(0.16) per diluted share, in the fourth quarter of 2022, compared to net loss of $(4.7) million, or $(0.19) per diluted share, in the fourth quarter of 2021;
•Net loss from continuing operations of $(4.9) million, or $(0.20) per diluted share, in the fourth quarter of 2022, compared to net loss from continuing operations of $(6.8) million, or $(0.27) per diluted share, in the fourth quarter of 2021;
•Adjusted net loss (a non-GAAP financial measure) of $(1.9) million, or $(0.08) per diluted share, in the fourth quarter of 2022, compared to adjusted net loss of $(4.3) million, or $(0.17) per diluted share, in the fourth quarter of 2021 (see non-GAAP reconciliation table below);
•Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $6.9 million in the fourth quarter of 2022 compared to $2.5 million in the fourth quarter of 2021 (see non-GAAP reconciliation table below); and
•Loss from Operations of $(4.4) million, or (4.5)% of restaurant sales, in the fourth quarter of 2022 compared to a loss from operations of $(7.1) million, or (8.0)% of restaurant sales, in the fourth quarter of 2021.
•Restaurant-level Operating Profit (formerly Restaurant-Level Adjusted EBITDA, a non-GAAP financial measure) of $15.7 million, or 16.2% of Pollo Tropical restaurant sales, in the fourth quarter of 2022 compared to $12.7 million, or 14.3% of Pollo Tropical restaurant sales, in the fourth quarter of 2021 (see non-GAAP reconciliation table below).

Fourth Quarter 2022 and January Comparable Restaurant Statistics to Fourth Quarter 2021 and January

	Fiscal October	Fiscal November	Fiscal December	Fourth Quarter 2022	Fiscal January
Sales	12.8%	10.5%	9.1%	11.0%	10.2%
Transactions	-6.0%	-7.2%	-2.4%	-5.3%	0.2%
Net impact of product channel mix and pricing	18.8%	17.7%	11.5%	16.3%	10.0%

•Fourth quarter 2022 comparable restaurant sales were negatively impacted by the effects of Hurricanes Ian and Nicole. After adjusting for the impact of the Hurricanes, we estimate that fourth quarter 2022 comparable restaurant sales would have been higher by approximately 60 basis points.
•December 2022 comparable restaurant sales were negatively impacted by the effects of delaying a planned menu price increase, compared to December 2021 when we increased menu prices by 5.2%.

Cash and Liquidity
Excluding $3.6 million in restricted cash, our cash balance decreased from $42.6 million at October 2, 2022 to $32.2 million at January 1, 2023. Significant cash outflows for the fourth quarter included, $7.3 million in capital expenditures, a software licensing payment of $2.5 million, $3.8 million in tax payments including property tax payments and $1.7 million in deferred social security payments related to 2020 deferrals under the CARES Act.

Fourth Quarter Pollo Tropical Results
Total Pollo Tropical restaurant sales increased 9.6% to $97.4 million in the fourth quarter of 2022 compared to $88.9 million in the fourth quarter of 2021 primarily due to a comparable restaurant sales increase of 11.0%, despite the impacts of Hurricanes Ian and Nicole during the fourth quarter of 2022. We estimate the Hurricanes negatively impacted restaurant sales and comparable restaurant sales by 60 basis points. The increase in comparable restaurant sales resulted from a net impact of pricing and product/channel mix of 16.3% and a decrease in comparable restaurant transactions of 5.3%, including approximately 50 basis points related to the impact of the Hurricanes. The increase in pricing and product/channel mix was driven primarily by menu price increases of 14.5% and increases in dine-in and delivery average check. Pollo Tropical dine-in and counter take-out comparable restaurant sales increased from the fourth quarter of 2021 to the fourth quarter of 2022 due primarily to the negative impact of the COVID-19 pandemic on dine-in traffic during a portion of the fourth quarter of 2021. Digital channel sales (delivery/online) growth continued to be strong in the fourth quarter of 2022, with 11.3% comparable restaurant sales growth vs. 2021 and average check growth of 22.3% vs. fourth quarter of 2021.

	Comparable Restaurant Sales Mix by Channel - Pollo Tropical
Channel	Fourth Quarter 2022	% of Total	Fourth Quarter 2021	% of Total
($ in thousands)
Counter	$31,328	33%	$25,582	30%
Drive-thru	49,673	52%	47,304	55%
Delivery	10,515	11%	9,054	10%
Online	3,018	3%	3,110	4%
Catering	1,370	1%	1,370	1%
Total	$95,904	100%	$86,420	100%

Net loss decreased to $(4.1) million, in the fourth quarter of 2022, from net loss of $(4.7) million in the fourth quarter of 2021 due primarily due to a comparable restaurant sales increase of 11.0% offset by increases in cost of sales, restaurant operating expenses and general and administrative expenses. Consolidated Adjusted EBITDA (a non-GAAP financial measure) increased to $6.9 million in the fourth quarter of 2022 from $2.5 million in the fourth quarter of 2021. The increase was primarily due to higher restaurant sales partially offset by higher commodity costs, insurance costs, utilities costs, general and administrative expenses, and repair and maintenance costs.
Pricing action has been taken to offset labor, food and operating cost increases. In order to minimize sales traffic risk, we have taken a phased approach to menu price increases and are also targeting lower pricing increases on menu items purchased by value-conscious customers including our "Pollo Time" promotional items. Price increases taken in 2022 include a 5.0% increase in March 2022 and a 1.4% increase in June 2022 and a 4.0% increase in September. In order to offset cost inflation and to expand margins, price increases are targeted in 2023 with initial pricing changes planned for March.
Loss from Operations of $(4.4) million, or (4.5)% of restaurant sales, in the fourth quarter of 2022 improved compared to a loss from operations of $(7.1) million, or (8.0)% of restaurant sales, in the fourth quarter of 2021. Restaurant-level Operating Profit (a non-GAAP financial measure) as a percentage of restaurant sales increased, with fourth quarter Restaurant-level Operating Profit as a percentage of restaurant sales of 16.2% in 2022 compared to 14.3% in 2021 (see non-GAAP reconciliation table below).
General and Administrative expenses were $15.1 million for the fourth quarter of 2022 and $12.6 million for the fourth quarter of 2021. General and administrative expenses for the fourth quarter of 2022 included $3.4 million in non-recurring expenses comprised of $1.6 million of general and administrative efficiency initiative costs, which includes $1.3 million for accelerated charges related to deferred implementation and service contract costs related to our accounting system, $1.4 million of restructuring costs primarily related to the departure of our former CEO, and $0.3 million digital platform costs. General and administrative expenses for the fourth quarter of 2021 included $1.0 million related to non-recurring digital platform costs. During the third quarter of 2022, we announced that we would be outsourcing certain of our accounting processes and systems in order to improve overall general and administrative expense efficiency and we made measurable progress with the implementation of in February 2023. Additional G&A reduction initiatives are being implemented to achieve targeted general and administrative expenses in the range of 8.5% to 9.0% of current restaurant sales on a run rate basis.

Refresh and Remodel Status and Results
Our refresh/remodel program continues to exceed initial sales growth expectations, generating consistent sales growth in comparison to Pollo Tropical local market restaurant trends. Refreshes completed to date have generated a sales lift of approximately 4.0%, when comparing the sales trend of each restaurant before and after the refresh to a control group of other Pollo Tropical units in each refresh restaurant’s local market.
Through the 2022 fiscal year, 32 refreshes and remodels have been completed.
Full Year 2022 Financial Summary
Total revenues increased 8.4% in 2022 to $387.4 million from $357.3 million in 2021, driven primarily by an increase in comparable restaurant sales at Pollo Tropical. Comparable restaurant sales increased 9.1% for our Pollo Tropical restaurants resulting from an increase in the net impact of product/channel mix and pricing of 15.2%, partially offset by a decrease in comparable restaurant transactions of 6.1%.
We recognized net loss of $(14.6) million, or $(0.58) per diluted share, in 2022 compared to net income of $10.4 million, or $0.40 per diluted share in 2021, due primarily to the impact of income from discontinued operations of $18.5 million driven primarily by the impact of the gain on the sale of Taco Cabana and related costs in 2021 compared to $1.1 million in 2022. The loss in 2022 was primarily the result of higher cost of sales, restaurant operating expenses and general and administrative expenses. Higher Pollo Tropical commodity costs, labor costs, insurance costs, utilities costs, general and administrative expenses, and repair and maintenance costs in 2022 were partially offset by increased comparable restaurant sales at Pollo Tropical.
We recognized a loss from continuing operations of $(15.7) million, or $(0.62) per diluted share, in 2022 compared to a loss from continuing operations of $(8.1) million, or $(0.31) per diluted share, in 2021 primarily as a result of the foregoing.
Consolidated Adjusted EBITDA decreased $3.2 million for the year ended January 1, 2023 to $21.8 million compared to $25.0 million for the year ended January 2, 2022, driven primarily by higher commodity costs, labor costs, insurance costs, utilities costs, general and administrative expenses, and repair and maintenance costs, partially offset by higher restaurant sales. Consolidated Adjusted EBITDA is a non-GAAP financial measure of performance (see non-GAAP reconciliation table below).
Loss from Operations of $(14.4) million, or (3.7)% of restaurant sales, in 2022 compared to a loss from operations of $(6.6) million, or (1.9)% of restaurant sales, in 2021. Restaurant-level Operating Profit was $59.4 million, or 15.4% of restaurant sales, and $62.8 million, or 17.7% of restaurant sales, in 2022, and 2021, respectively (see non-GAAP reconciliation table below).
Restaurant Portfolio
As of January 1, 2023, there were 137 Company-owned Pollo Tropical restaurants, and 32 franchised Pollo Tropical restaurants in the U.S., the U.S. Virgin Islands, Puerto Rico, Panama, Guyana, Ecuador and the Bahamas.
Investor Conference Call Today
We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 412-542-4158 which will be answered by an operator or by clicking Call me™: Link. The passcode is 6459939. The conference call should be accessed at least 10 minutes prior to its scheduled start.

A replay will be available after the call until Thursday, March 9, 2023 and can be accessed by dialing 412-317-6671. The passcode is 10175222.

The conference call will also be webcast live and archived on the corporate website at www.frgi.com, under the "Investor Relations" section.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® restaurant brand and prior to August 16, 2021, owned, operated, and franchised the Taco Cabana® restaurant brand. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements
Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives, including our efforts to reduce general and administrative expenses, our investments in strategic and sales building initiatives, including those relating to operations improvements, marketing and brand building, unit remodels and refreshes, and planned price increases on future sales, transaction growth, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED JANUARY 1, 2023 AND JANUARY 2, 2022
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Year Ended (a)
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Revenues:
Restaurant sales	$97,412	$88,874	$385,944	$355,492
Franchise royalty revenues and fees	212	441	1,407	1,785
Total revenues	97,624	89,315	387,351	357,277
Costs and expenses:
Cost of sales	30,353	26,750	124,555	108,593
Restaurant wages and related expenses (b)	24,339	24,781	97,473	91,669
Restaurant rent expense	6,041	5,967	24,077	23,592
Other restaurant operating expenses	17,607	15,170	67,714	57,430
Advertising expense	3,340	3,478	12,760	11,508
General and administrative expenses (b)(c)	15,052	12,641	52,325	45,524
Depreciation and amortization	4,655	5,283	20,053	20,574
Impairment and other lease charges (recoveries) (d)	(28)	1,762	1,414	1,538
Closed restaurant rent, net of sublease income (e)	612	573	1,928	2,999
Other expense (income), net (f)	62	47	(591)	478
Total operating expenses	102,033	96,452	401,708	363,905
Income (loss) from operations	(4,409)	(7,137)	(14,357)	(6,628)
Interest expense	83	92	336	374
Income (loss) from continuing operations before income taxes	(4,492)	(7,229)	(14,693)	(7,002)
Provision for (benefit from) income taxes (g)	447	(390)	968	1,083
Income (loss) from continuing operations	(4,939)	(6,839)	(15,661)	(8,085)
Income (loss) from discontinued operations, net of tax	873	2,119	1,102	18,455
Net loss	$(4,066)	$(4,720)	$(14,559)	$10,370
Earnings (loss) per common share:
Continuing operations – basic	$(0.20)	$(0.27)	$(0.62)	$(0.31)
Discontinued operations – basic	0.04	0.08	0.04	0.71
Basic	$(0.16)	$(0.19)	$(0.58)	$0.40

Continuing operations – diluted	$(0.20)	$(0.27)	$(0.62)	$(0.31)
Discontinued operations – diluted	0.04	0.08	0.04	0.71
Diluted	$(0.16)	$(0.19)	$(0.58)	$0.40
Weighted average common shares outstanding:
Basic	25,110,630	25,095,699	24,965,505	25,356,339
Diluted	25,110,630	25,095,699	24,965,505	25,356,339
(a)     The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The twelve-month periods ended January 1, 2023 and January 2, 2022 each included 52 weeks.
(b)     Restaurant wages and related expenses include stock-based compensation of $4 and $9 for the three months ended January 1, 2023 and January 2, 2022, respectively, and $22 and $53 for the year ended January 1, 2023 and January 2, 2022, respectively. General and administrative expenses include stock-based compensation expense of $2,605 and $1,026 for the three months ended January 1, 2023 and January 2, 2022, respectively, and $6,089 and $4,163 for the year ended January 1, 2023 and January 2, 2022, respectively.
(c)     See notes (f), (g), (h) and (i) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(d)     See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e)     See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f)     See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(g)     See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 1, 2023	January 2, 2022
Assets
Cash	$32,167	$36,797
Other current assets	20,524	22,245
Property and equipment, net	87,106	89,884
Operating lease right-of-use assets	146,681	154,127
Goodwill	56,307	56,307
Other assets	5,906	7,753
Total assets	$348,691	$367,113

Liabilities and Stockholders' Equity
Current portion of long-term debt	$62	$63
Other current liabilities	40,240	40,479
Long-term debt, net of current portion	367	438
Operating lease liabilities	155,355	163,270
Deferred tax liabilities	202	229
Other non-current liabilities	7,208	7,763
Total liabilities	203,434	212,242
Stockholders' equity	145,257	154,871
Total liabilities and stockholders' equity	$348,691	$367,113

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Revenues:
Pollo Tropical	$97,624	$89,315	$387,351	$357,277

Change in comparable restaurant sales (a):
Pollo Tropical	11.0%	9.0%	9.1%	16%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$717	$648	$2,834	$2,598
Non-comparable restaurants (c)	480	347	1,564	1,328
Total Company-owned (d)	711	644	2,801	2,576

Income (loss) from continuing operations before income taxes	$(4,492)	$(7,229)	$(14,693)	$(7,002)

Consolidated Adjusted EBITDA (e)	$6,920	$2,540	$21,812	$25,016

Restaurant-level Operating Profit (e):	$15,736	$12,737	$59,387	$62,753
(a)    Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year.
(b)     Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period by the average number of comparable restaurants for such period.
(c)     Non-comparable restaurants are restaurants that have been open for less than 18 months, or that were temporarily closed during the period. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period by the average number of new restaurants for such period.
(d)     Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period by the average number of open restaurants for such period.
(e)    Consolidated Adjusted EBITDA and Restaurant-level Operating Profit (formerly Restaurant-Level Adjusted EBITDA), are non-GAAP financial measures. Please see the reconciliation from net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Operating Profit in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Year Ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Company-owned restaurant openings:
Pollo Tropical	—	—	—	—

Company-owned restaurant closings:
Pollo Tropical	—	—	(1)	—

Number of Company-owned restaurants:
Pollo Tropical	137	138	137	138

Number of franchised restaurants:
Pollo Tropical	32	31	32	31

Total number of restaurants:
Pollo Tropical	169	169	169	169

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	January 1, 2023		January 2, 2022
		(a)		(a)
Restaurant sales	$97,412		$88,874
Cost of sales	30,353	31.2%	26,750	30.1%
Restaurant wages and related expenses	24,339	25.0%	24,781	27.9%
Restaurant rent expense	6,041	6.2%	5,967	6.7%
Other restaurant operating expenses	17,607	18.1%	15,170	17.1%
Advertising expense	3,340	3.4%	3,478	3.9%
Depreciation and amortization	4,655	4.8%	5,283	5.9%
Impairment and other lease charges (recoveries)	(28)	—%	1,762	2.0%
Closed restaurant rent expense, net of sublease income	612	0.6%	573	0.6%

	Year Ended
	January 1, 2023		January 2, 2022
		(a)		(a)
Restaurant sales	$385,944		$355,492
Cost of sales	124,555	32.3%	108,593	30.5%
Restaurant wages and related expenses	97,473	25.3%	91,669	25.8%
Restaurant rent expense	24,077	6.2%	23,592	6.6%
Other restaurant operating expenses	67,714	17.5%	57,430	16.2%
Advertising expense	12,760	3.3%	11,508	3.2%
Depreciation and amortization	20,053	5.2%	20,574	5.8%
Impairment and other lease charges	1,414	0.4%	1,538	0.4%
Closed restaurant rent expense, net of sublease income	1,928	0.5%	2,999	0.8%

(a)    Percent of restaurant sales.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and margin and Restaurant-level Operating Profit (formerly Restaurant-Level Adjusted EBITDA), and margin are non-GAAP financial measures. Consolidated Adjusted EBITDA is defined as earnings (loss) before interest expense, income taxes, depreciation and amortization, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Restaurant-level Operating Profit is defined as Consolidated Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Consolidated Adjusted EBITDA is the primary measure of profit or loss used by our chief operating decision maker for purposes of assessing performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Operating Profit, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Operating Profit (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	Three Months Ended		Year Ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Net (loss) income	$(4,066)	$(4,720)	$(14,559)	$10,370
Loss (income) from discontinued operations, net of tax	(873)	(2,119)	(1,102)	(18,455)
Provision for (benefit from) income taxes	447	(390)	968	1,083
Loss from continuing operations before taxes	(4,492)	(7,229)	(14,693)	(7,002)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	4,655	5,283	20,053	20,574
Impairment and other lease charges (recoveries)	(28)	1,762	1,414	1,538
Interest expense	83	92	336	374
Closed restaurant rent expense, net of sublease income	612	573	1,928	2,999
Other expense (income), net	62	47	(591)	478
Stock-based compensation expense	4	9	22	53
Total non-general and administrative adjustments	5,388	7,766	23,162	26,016
General and administrative adjustments:
Stock-based compensation expense	2,605	1,026	6,089	4,163
Non-recurring professional fees(a)	99	—	2,001	—
G&A efficiency initiatives(b)	1,586	—	2,690	—
Restructuring costs and retention bonuses	1,410	—	1,410	18
Digital costs(c)	324	977	1,153	1,821
Total general and administrative adjustments	6,024	2,003	13,343	6,002
Consolidated Adjusted EBITDA	$6,920	$2,540	$21,812	$25,016
Total revenues	$97,624	$89,315	$387,351	$357,277
Net income (loss) as a percentage of total revenues	(4.2)%	(5.3)%	(3.8)%	2.9%
Consolidated Adjusted EBITDA as a percentage of total revenues	7.1%	2.8%	5.6%	7.0%
(a)    Non-recurring professional fees consist of costs related to growth initiatives.
(b)    G&A efficiency initiatives consist of non-recurring retention bonus costs and costs related to the acceleration and write-off of costs related to accounting system implementation.
(c)    Digital costs for the three and twelve months ended January 1, 2023 and January 2, 2022 include costs related to enhancing the digital experience for our customers.

	Three Months Ended		Year Ended
	January 1, 2023	January 2, 2022	January 1, 2023	January 2, 2022
Income (loss) from operations	$(4,409)	$(7,137)	$(14,357)	$(6,628)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	4,655	5,283	20,053	20,574
Impairment and other lease charges (recoveries)	(28)	1,762	1,414	1,538
Closed restaurant rent expense, net of sublease income	612	573	1,928	2,999
Other expense (income), net	62	47	(591)	478
Stock-based compensation expense	4	9	22	53
Total non-general and administrative adjustments	5,305	7,674	22,826	25,642
General and administrative adjustments:
Stock-based compensation expense	2,605	1,026	6,089	4,163
Non-recurring professional fees	99	—	2,001	—
G&A efficiency initiatives	1,586	—	2,690	—
Restructuring costs and retention bonuses	1,410	—	1,410	18
Digital costs	324	977	1,153	1,821
Total general and administrative adjustments	6,024	2,003	13,343	6,002
Consolidated Adjusted EBITDA	$6,920	$2,540	$21,812	$25,016
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	9,028	10,638	38,982	39,522
Less: Franchise royalty revenue and fees	212	441	1,407	1,785
Restaurant-level Operating Profit	$15,736	$12,737	$59,387	$62,753
Restaurant sales	$97,412	$88,874	$385,944	$355,492
Income (loss) from operations as a percentage of restaurant sales	(4.5)%	(8.0)%	(3.7)%	(1.9)%
Restaurant-level Operating Profit as a percentage of restaurant sales	16.2%	14.3%	15.4%	17.7%
(a)    Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income (loss) and related adjusted diluted earnings (loss) per share are non-GAAP financial measures. Adjusted net income (loss) is defined as net income (loss) before discontinued operations, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income (loss) and related adjusted earnings (loss) per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	January 1, 2023				January 2, 2022
	Loss Before Income Taxes	Provision For Income Taxes (a)	Net Loss	Diluted EPS	Income Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP Net income (loss)			$(4,066)	$(0.16)			$(4,720)	$(0.19)
Loss (income) from discontinued operations, net of tax			(873)	(0.04)			(2,119)	(0.08)
Income (loss) from continuing operations	$(4,492)	$447	$(4,939)	$(0.20)	$(7,229)	$(390)	$(6,839)	$(0.27)
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (recoveries) (b)	(28)	(7)	(21)	—	1,762	440	1,322	0.05
Closed restaurant rent expense, net of sublease income (c)	612	153	459	0.02	573	143	430	0.02
Other expense (income), net (d)	62	15	47	—	47	12	35	—
Total non-general and administrative expense	646	161	485	0.02	2,382	595	1,787	0.07
General and administrative expense adjustments:
Non-recurring professional fees (e)	99	25	74	—	—	—	—	—
G&A efficiency initiatives (f)	1,586	395	1,191	0.05	—	—	—	—
Restructuring costs and retention bonuses (g)	1,410	351	1,059	0.04	—	—	—	—
Digital costs (h)	324	81	243	0.01	977	244	733	0.03
Total general and administrative expense	3,419	852	2,567	0.10	977	244	733	0.03
Adjusted - Non-GAAP	$(427)	$1,460	$(1,887)	$(0.08)	$(3,870)	$449	$(4,319)	$(0.17)

	(Unaudited)
	Year Ended
	January 1, 2023				January 2, 2022
	Loss Before Income Taxes	Provision For Income Taxes (a)	Net Loss	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP Net income (loss)			$(14,559)	$(0.58)			$10,370	$0.40
Loss (income) from discontinued operations, net of tax			(1,102)	(0.04)			(18,455)	(0.71)
Income (loss) from continuing operations	$(14,693)	$968	$(15,661)	$(0.62)	$(7,002)	$1,083	$(8,085)	$(0.31)
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (b)	1,414	352	1,062	0.04	1,538	384	1,154	0.05
Closed restaurant rent expense, net of sublease income (c)	1,928	481	1,447	0.06	2,999	748	2,251	0.09
Other expense (income), net (d)	(591)	(147)	(444)	(0.02)	478	119	359	0.01
Total non-general and administrative expense	2,751	686	2,065	0.08	5,015	1,251	3,764	0.15
General and administrative expense adjustments:
Non-recurring professional fees (e)	2,001	499	1,502	0.06	—	—	—	—
G&A efficiency initiatives (f)	2,690	670	2,020	0.08	—	—	—	—
Restructuring costs and retention bonuses (g)	1,410	351	1,059	0.04	18	4	14	—
Digital costs (h)	1,153	287	866	0.03	1,821	454	1,367	0.05
Total general and administrative expense	7,254	1,807	5,447	0.21	1,839	458	1,381	0.05
Adjusted - Non-GAAP	$(4,688)	$3,461	$(8,149)	$(0.33)	$(148)	$2,792	$(2,940)	$(0.11)

(a)    The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 25.0% for both periods ending January 1, 2023 and January 2, 2022.
(b)     Impairment and other lease charges (recoveries) for the twelve months ended January 1, 2023 consist of impairment charges of $2.3 million and gains from lease terminations of $(0.9) million. The impairment charges for the twelve months ended January 1, 2023 relate to the impairment of assets from eight Pollo Tropical restaurants. Impairment and other lease charges (recoveries) for the twelve months ended January 2, 2022 relate to the impairment of assets from five Pollo Tropical restaurants.
(c)     Closed restaurant rent expense, net of sublease income, for the three and twelve months ended January 1, 2023 primarily consists of closed restaurant lease costs of $2.0 million and $8.5 million, respectively, partially offset by sublease income of $(1.4) million and

$(6.5) million, respectively. Closed restaurant rent expense, net of sublease income, for the three and twelve months ended January 2, 2022 primarily consists of closed restaurant lease costs of $2.2 million and $9.1 million, respectively, partially offset by sublease income of $(1.6) million and $(6.1) million, respectively.
(d)     Other expense (income), net, for the twelve months ended January 1, 2023 primarily consists of net proceeds from a legal settlement partially offset by closed restaurant related costs. Other expense (income), net, for the twelve months ended January 2, 2022 primarily consists of costs for the removal, transfer, and storage of equipment from closed restaurants and other closed restaurant related costs.
(e)    Non-recurring professional fees consist of costs related to growth initiatives.
(f)    G&A efficiency initiatives consist of non-recurring retention bonus costs and costs related to the acceleration and write-off of costs related to accounting system implementation.
(g)    Restructuring costs and retention bonuses for the three and twelve months ended January 1, 2023 include severance costs related to the departure of our former CEO and the eliminated positions related to the accounting outsourcing. Restructuring costs and retention bonuses for the twelve months ended January 2, 2022 include severance costs related to the disposition of Taco Cabana.
(h)    Digital costs for the twelve months ended January 1, 2023 and January 2, 2022, include costs related to enhancing the digital experience for our customers.